SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. _)*

                                 Celestica, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   05101Q108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05101Q108                                           Page 2 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Management Corporation
    06-0990851
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     CO
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 3 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Investment Partners VI, Limited Partnership
    06-1412578
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        1,475,961 shares of common stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        1,475,961 shares of common stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,475,961 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 4 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak Associates VI, LLC
    06-1412579
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,475,961 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,475,961 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,475,961 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 5 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak VI Affiliates Fund, Limited Partnership
    06-1414970
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        34,436 shares of common stock

    (6) Shared voting power:
        Not applicable

    (7) Sole dispositive power:
        34,436 shares of common stock

    (8) Shared dispositive power:
        Not applicable

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     34,436 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 6 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Oak VI Affiliates, LLC
    06-1414968
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    Delaware
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        34,436 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        34,436 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     34,436 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     OO-LLC
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 7 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Bandel L. Carano

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 8 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Gerald R. Gallagher

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                           Page 9 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Edward F. Glassmeyer

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                          Page 10 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Fredric W. Harman

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                          Page 11 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Ann H. Lamont

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 05101Q108                                          Page 12 of 19 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Eileen M. More

--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    United States
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        Not applicable

    (6) Shared voting power:
        1,510,397 shares of common stock

    (7) Sole dispositive power:
        Not applicable

    (8) Shared dispositive power:
        1,510,397 shares of common stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,510,397 shares of common stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.8%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

                                                             Page 13 of 19 pages

                                  Schedule 13G
                          Common Stock, Par Value $.001
                               CUSIP No. 05101Q108

Item 1(a)         Name of Issuer:
                  Celestica, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  844 Don Mills Road
                  North York, Ontario CANADA M3C 1V7

Item 2(a)         Name of Person filing:

    Oak Investment Partners VI, Limited Partnership
    Oak Associates VI, LLC
    Oak VI Affiliates Fund, Limited Partnership
    Oak VI Affiliates, LLC
    Oak Management Corporation
    Bandel L. Carano
    Gerald R. Gallagher
    Edward F. Glassmeyer
    Fredric W. Harman
    Ann H. Lamont
    Eileen M. More

Item 2(b)         Address of Principal Business Office or, if none, Residence:

    c/o Oak Management Corporation
    One Gorham Island
    Westport, CT 06880

Item 2(c)         Citizenship:

    Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)         Title of Class of Securities:

    Common stock, $.001 par value

Item 2(e)         CUSIP Number: 05101Q108

Item 3            Not Applicable.

Item 4            Ownership.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 80,325,147 shares outstanding as of December 31, 1998, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 7,816 shares of Common Stock and 182 shares of Common Stock which may be deemed to be held by Fredric
W. Harman on behalf of Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively.

      Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5      Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6            Ownership  of More than Five  Percent  on Behalf of  Another
                  Person.

    Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

    Not applicable

Item 8            Identification and Classification of Members of the Group.

    Not applicable

Item 9            Notice of Dissolution of Group.

    Not applicable

Item 10           Certification.

    Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 16, 1999

                                 Oak Investment Partners VI, Limited Partnership

                                 By: Oak Associates VI, LLC,
                                     As General Partner

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member


                                 Oak Associates VI, LLC

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member


                                 Oak VI Affiliates Fund, Limited Partnership

                                 By: Oak VI Affiliates, LLC
                                     As General Partner

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member


                                 Oak VI Affiliates, LLC

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member

                                 OAK MANAGEMENT CORPORATION

                                 By: /s/ Edward F. Glassmeyer
                                     ------------------------
                                     Name:  Edward F. Glassmeyer
                                     Title: President


                                 /s/ Bandel L. Carano
                                 ----------------------------
                                 Bandel L. Carano


                                 /s/ Fredric W. Harman
                                 ----------------------------
                                 Fredric W. Harman


                                 /s/ Gerald R. Gallagher
                                 ----------------------------
                                 Gerald R. Gallagher


                                 /s/ Edward F. Glassmeyer
                                 ----------------------------
                                 Edward F. Glassmeyer


                                 /s/ Ann H. Lamont
                                 ----------------------------
                                 Ann H. Lamont


                                 /s/ Eileen M. More
                                 ----------------------------
                                 Eileen M. More

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----

EXHIBIT A               Agreement of Reporting Persons                      18

                                    Exhibit A

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Celestica Inc. has been filed on behalf of the undersigned.

Signature:

      Dated February 16, 1999

                                 Oak Investment Partners VI, Limited Partnership

                                 By: Oak Associates VI, LLC,
                                     As General Partner

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member


                                 Oak Associates VI, LLC

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member


                                 Oak VI Affiliates Fund, Limited Partnership

                                 By: Oak VI Affiliates, LLC
                                     As General Partner

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member


                                 Oak VI Affiliates, LLC

                                 By: /s/ Eileen M. More
                                     -------------------------------------------
                                     Managing Member

                                 OAK MANAGEMENT CORPORATION

                                 By: /s/ Edward F. Glassmeyer
                                     ------------------------
                                     Name:  Edward F. Glassmeyer
                                     Title: President


                                 /s/ Bandel L. Carano
                                 ----------------------------
                                 Bandel L. Carano


                                 /s/ Fredric W. Harman
                                 ----------------------------
                                 Fredric W. Harman


                                 /s/ Gerald R. Gallagher
                                 ----------------------------
                                 Gerald R. Gallagher


                                 /s/ Edward F. Glassmeyer
                                 ----------------------------
                                 Edward F. Glassmeyer


                                 /s/ Ann H. Lamont
                                 ----------------------------
                                 Ann H. Lamont


                                 /s/ Eileen M. More
                                 ----------------------------
                                 Eileen M. More